Exhibit 10.29
VIVINT SMART HOME, INC. LONG-TERM INCENTIVE PLAN NOTICE OF RELATIVE PERFORMANCE STOCK UNITS

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Congratulations on your selection as a Participant under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (“Plan”). This Notice of Relative Performance Stock Units (the “Grant Notice”) and the attached Relative Performance Stock Unit Agreement (collectively referred to as the “Agreement”) constitute an agreement between you and NRG Energy, Inc. (the “Company”) pursuant to Section 9 of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan. You are sometimes referred to as the “Participant” in this Agreement.
/$ParticipantName$/ is hereby granted Relative Performance Stock Units (“RPSUs”) as follows:

Date of Grant:	/$GrantDate$/
Performance Period:	January 2, 2024 through January 2, 2027
Target Award:	/$AwardsGranted$/
Final Award:	Target Award multiplied by “Payout Percentage” based on the Company’s total shareholder return relative to total shareholder return of peer group members of the Standard & Poors 500 Index, as set forth in this Agreement.

Payment of the Final Award shall be made in NRG Energy, Inc. Common Stock and shall be made no earlier than January 2, 2027 and no later than March 15, 2027, but in no event later than two and a half months following the end of the calendar year in which the Final Award vested in compliance with the short-term deferral exception of IRC Section 409A.

Subject to Section 8 of this Agreement, if your employment by, or service to, the Company is terminated at any time during the Performance Period, any award or right granted hereunder shall expire and be forfeited, and no Final Award or dividend equivalent related thereto shall be paid.

If you disagree with any of the terms of this award or choose not to accept this award, please contact Peter Johnson at 609-524-4759 within 45 days of the Date of Grant. Otherwise, you will be deemed to have accepted this award under the terms and conditions set forth in this Agreement and the Plan.

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VIVINT SMART HOME, INC. LONG-TERM INCENTIVE PLAN RELATIVE PERFORMANCE STOCK UNIT AGREEMENT
This Relative Performance Stock Unit Agreement, dated as of the Date of Grant set forth in the Notice of Relative Performance Stock Units (the “Grant Notice,” and together with this Relative Performance Stock Unit Agreement, the “Agreement”) to which this Agreement is attached, is made between NRG Energy, Inc. (the “Company”) and the Participant, as set forth in the Grant Notice. The Grant Notice is included in, and made part of, this Agreement.
1.Performance Criteria and Award Determination
(a)General - Award Determination
Subject to the provisions of this Agreement and the provisions of the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Plan”), the Company hereby grants to the Participant the number of Relative Performance Stock Units (“RPSUs”), set forth in the Grant Notice (“Target Award”), each of which will have a value equivalent to one (1) share of the Company’s Common Stock.
At the end of the Performance Period, the Participant shall be entitled to receive a payment, payable in shares of the Company’s Common Stock, equal to the Target Award times a “Payout Percentage” (the “Final Award”); provided, that if the Fair Market Value of the payment due to the Participant in satisfaction of the Final Award is greater than the amount that is six (6) times the Fair Market Value of the Target Award, determined as of the Date of Grant (the “Cap”), the Payout Percentage shall be adjusted such that Fair Market Value of such payment does not exceed the Cap. The “Payout Percentage” is based on the achievement of the performance criteria set forth in Section 1(b) of this Agreement, as determined and certified in writing by the Compensation Committee of the Company’s Board of Directors (the “Committee”).
(b)Performance Criteria and Relative TSR Comparison
Except as provided in Section 8 of this Agreement, a “Payout Percentage” is used to determine the Final Award under this Agreement. Subject to Section 1(c) of this Agreement, the “Payout Percentage” shall be based upon the Company’s total shareholder return (“TSR”) percentile ranking, as determined pursuant to Section 2 of this Agreement, and the Company’s TSR percentile ranking relative to “Chart A” below.

Chart A
TSR Performance Relative to Companies in the Peer Group	Payout Percentage (% of Target)
75th Percentile or Above	200%
55th Percentile - TARGET	100%
25th Percentile	25%
Below the 25th Percentile	0%

(c)Relative TSR Comparison if absolute TSR of Company is less than negative 15%
Notwithstanding the foregoing, if the Company’s absolute TSR for the Performance Period is less than negative fifteen percent (-15%), the Final Award will be based on the following chart.

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Chart B
TSR Performance Relative to Companies in Peer Group	Payout (% of Target)
75th Percentile or Above	200%
65th Percentile - TARGET	100%
25th Percentile	25%
Below the 25th Percentile	0%

2.Measuring Performance and relative TSR Ranking
(a)Performance Measure and RPSUs
For purposes of determining the Final Award, as soon as practicable after the completion of the Performance Period, (i) the TSRs of the Company and the companies set forth on Exhibit A, which comprise the peer group for purposes of this Agreement (each company is referred to as a “Peer Group Member”), shall be calculated pursuant to Section 2(d) and (ii) the relative ranking of the Company’s TSR for the Performance Period, as compared to the TSR for each Peer Group Member for the Performance Period, shall be determined and expressed as a percentile ranking as described in Section 2(b).
(b)Total Shareholder Percentile Ranking
The Company’s TSR percentile ranking is based on the TSR to the Company’s stockholders during the Performance Period, inclusive of dividends paid, relative to the TSR during the Performance Period, inclusive of dividends paid, achieved by each of the Peer Group Members.
The Company’s TSR percentile ranking shall be determined as follows: the TSR percentile ranking shall be determined by ranking ranking the Company and each of the Peer Group Members from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Group Members will be determined as follows:
P=1 – R-1
 N-1
where:    “P” represents the percentile performance
        “N” represents the number of Peer Group Members, including the Company, as of the vesting date.
        “R” represents the Company’s ranking among the Peer Group Members.
i.In the event a bankruptcy proceeding is commenced during the Performance Period with respect to any Peer Group Member, or if at any time during the Performance Period a Peer Group Member is liquidated or delisted, such company shall be treated as having a TSR of negative one hundred (-100%) for the Performance Period for purposes of TSR percentile ranking.
ii.In the event that a merger, acquisition or business combination of a Peer Group Member by or with another Peer Group Member is consummated during the Performance Period, then the entity that survives as a result of such merger, acquisition, or business combination will be considered a Peer Group Member for purposes of TSR percentile ranking for the Performance Period; the Peer Group Member that is not the entity that survives as a result of such merger, acquisition or business combination, shall be removed and treated as if it had never been in the peer group for purposes of the TSR percentile ranking for the Performance Period.
iii.In the event that a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not a Peer Group Member is consummated during the

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Performance Period, and such Peer Group Member is the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member will continue to be considered a Peer Group Member for purposes of TSR percentile ranking for the Performance Period.
iv.In the event that (i) a Peer Group Member ceases to be a publicly-traded company, or (ii) a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not Peer Group Member is consummated during the Performance Period, and such Peer Group Member is not the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member shall be removed and treated as if it had never been in the peer group for purposes of TSR percentile ranking for the Performance Period.
v.In the event of a distribution of stock from a Peer Group Member (including the Company) consisting of shares of a new publicly traded company (a “spin-off”), the Peer Group Member shall remain a Peer Group Member and the stock distribution will be treated as a dividend from the Peer Group Member (including the Company) based on the closing price of the shares of the spin-off company on its first day of trading. The performance of the shares of the spin-off company shall not thereafter be treated for purposes of calculating TSR.
(c)Performance Period
The Performance Period, for purposes of this Agreement, shall be determined by the Compensation Committee and shall be the period set forth in the Grant Notice.
(d)Performance Goal and TSR
For purposes of this Agreement, TSR for the Company and each of the Peer Group Members shall be measured by dividing (A) the difference between the average closing price of a share of such company’s common stock on the principal exchange on which such stock trades for the twenty (20) trading days occurring immediately prior to and including the first day of the Performance Period (the “Beginning Average Value”) including the impact of dividends that are reinvested on the ex-dividend date and the average closing price of a share of such stock on the principal exchange on which such stock trades for the twenty (20) trading days immediately prior to and including the last day of the Performance Period (the “Ending Average Value”) (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events affecting such stock) including the impact of dividends that are reinvested on the ex-dividend date, by (B) the Beginning Average Value.
For the avoidance of doubt, it is intended that the foregoing calculation of TSR shall take into account not only the reinvestment of dividends in a share of common stock of the Company or any Peer Group Member, as applicable, but also capital appreciation or depreciation in the shares deemed acquired by such reinvestment. All determinations under this Section 2(d) shall be made by the Committee.

Illustration of formula described above
Total Shareholder Return	=	Ending Average Value - Beginning Average Value Beginning Average Value

3.Settlement of Final Award
As soon as reasonably practicable following completion of all determinations and certifications contemplated by Sections 1 and 2, but in no event later than March 15 of the year following the year in which the Performance Period ends, subject to satisfaction of applicable tax withholding obligations in accordance with Section 12(g), the Company shall cause to be paid to the Participant the number of shares of the Company’s Common Stock equal to the product of the number of RPSUs representing the Final Award, as determined under Section 1 of this Agreement, multiplied by the Fair Market Value of a share of Common Stock as of the last trading day of the Performance Period, provided, however, that if the Participant incurs a

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Termination of Service that qualifies for payment of a Final Award as described in Section 8, then such payment shall be made on the next administratively feasible regularly scheduled payroll date but at no time more than sixty (60) days after the date a Final Award, if any, is determined or becomes payable, as described in the applicable subsection of Section 8, and, in accordance with Section 12(g), the Fair Market Value of the RPSUs shall be determined as of such date, less applicable taxes.
Notwithstanding the foregoing provisions of this Section 3 to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and payment shall be made in full upon the earlier of (a) a date during the thirty (30) day period commencing six (6) months and one (1) day following such separation from service and (b) the date of the Participant’s death.
4.Dividend Equivalent Rights
Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the Target Award; provided that such cash dividends shall be deemed to be reinvested in shares of Common Stock immediately following the time declared at the then Fair Market Value of the Common Stock and shall be paid at the same time that the Final Award is delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the Target Award; provided that such stock dividends shall be paid at the same time that the Final Award is delivered to the Participant in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that there are insufficient shares of Common Stock available in the Plan to settle the accrued dividend book entry account in shares of Common Stock, such accrued book entry account shall be settled in cash in an amount equal to the Fair Market Value of such shares of Common Stock at the time of settlement. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying any RPSU unless and until the Participant has become the holder of record of such shares.

5.Transfer of RPSUs
Unless otherwise permitted by the Committee or Section 13 of the Plan, no award or right granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Section 5 and Section 13 of the Plan shall be void.
6.Status of Participant
The Participant shall not be, and, except as otherwise provided herein, shall not have rights as, a stockholder of the Company with respect to any of the shares of Common Stock subject to, or underlying, the Target Award or Final Award, unless such shares have been issued and delivered to the Participant pursuant to the terms of this Agreement. The Company shall not be required to issue or transfer any certificates for shares of Common Stock until all applicable requirements of law have been complied with and such shares have been duly listed on any securities exchange on which the Common Stock may then be listed.
7.No Effect on Capital Structure
No award or right granted hereunder shall affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

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8.Expiration and Forfeiture of Award
The Final Award, if any, shall be paid and/or expire in the circumstances described in this Section 8. As used herein, “Termination of Service” means termination of a Participant’s employment by, or service to, the Company, including any of its Subsidiaries.
(a)Death
Upon a Termination of Service by reason of death, a Final Award equal to one hundred percent (100%) of the Target Award shall be paid to the Participant’s legal representatives, heirs, legatees, or distributees in accordance with Section 3.
(b)Retirement
Retirement means (i) for any non-director, unless otherwise determined by the Committee, means (A) termination of service as a non-director after at least 10 years of service by such non-director and (B) attaining at least 55 years of age, and (ii) for any director, unless otherwise determined by the Committee, means termination of service as a director after at least five years of Board service by such director.
Upon a Termination of Service in the event of Retirement, the Award shall continue to vest according to the vesting schedule; provided that Retirement occurs more than twelve (12) months following the Date of Grant. Upon vesting, the Award shall be issued and delivered to the Participant in accordance with Sections 1 and 2, and any such Final Award shall be paid to the Participant in accordance with Section 3.
(c)Disability
Upon a Termination of Service as a result of Disability, a Final Award equal to one hundred percent (100%) of the Target Award shall be paid to the Participant in accordance with Section 3. For purposes of this Agreement, “Disability” means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.
(d)Change in Control
Notwithstanding any provision in this Section 8 to the contrary, if the Company terminates the Participant’s employment without Cause in connection with a Change in Control (other than the Merger, as hereinafter defined), the Final Award payable to the Participant, if any, shall be determined by the Committee and shall be paid to the Participant in accordance with Section 3. The Company’s termination of the Participant’s employment may be treated as being in connection with a Change in Control only if such termination occurs during the period beginning six (6) months prior to the Change in Control and ending twenty-four (24) months following the Change in Control.
(e) Eligible Termination
Upon a Termination of Service by reason of an Eligible Termination (as defined below), the Participant shall continue to be eligible to receive a Final Award, if any, as though the Participant was continuously employed by the Company throughout the Performance Period. At the end of the Performance Period, the Company will determine the Final Award that the Participant would have received had the Participant been continuously employed by the Company throughout the Performance Period in accordance with Sections 1 and 2 (the “Performance Award”). The Performance Award shall then be pro-rated such that the total number of shares of Common Stock paid to the Participant shall be the percentage of the Performance Award that is equal to the percentage of time that the Participant was actually continuously employed by the Company during the Performance Period (the “Pro-rated Performance Award”). The Pro-rated Performance Award shall become payable to the Participant on the later to occur of (A) the date that the Final Award would have be delivered in accordance with Section 3 had the Participant been continuously employed by the Company throughout the Performance Period, and (B) on or about the fifteenth (15th) day of the month that follows the month in which the Release (as defined below) becomes irrevocable; provided, that (i) in the event the aggregate consideration and revocation period applicable to the Release spans two (2) calendar years, the applicable date under this Clause (B) will be on or about January 15 of the second calendar year and, (ii) in the event the aggregate consideration and

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revocation period applicable to the Release ends in December, the applicable date under this Clause (B) will be on or before the last day of that month of December. Upon becoming payable, the Pro-rated Performance Award shall be paid to the Participant in accordance with Section 3.
For purposes of this Section 8(e), “Eligible Termination” means an involuntary Termination of Service in connection with the sale of a business segment, restructuring or reduction in workforce. In order to be deemed an Eligible Termination, the Participant must execute and not revoke a general release of claims in favor of the Company in a form and with terms and conditions drafted by and acceptable to the Company, which is executed, and not revoked, by the Participant as a condition to receiving the benefit described herein (the “Release”). For the avoidance of doubt: (i) an involuntary Termination of Service by reason of a Change in Control, Cause, death, Disability, Good Reason, or not for Cause is not an Eligible Termination and (ii) in the event an Eligible Termination occurs and the Participant also meets the requirements for Retirement, the Award shall be paid in accordance with Section 8(b).

(e)Termination of Service other than as a result of Death, Retirement, Disability, or Change in Control
Except as provided in Section 8(h), upon a Termination of Service by any reason other than death, Retirement, Disability or without Cause in connection with a Change in Control, including, without limitation, as a result of retirement or disability that does not meet the requirements set forth in the definitions of such terms in the Plan or this Agreement, any award or right granted hereunder shall expire and be forfeited, and no Final Award or dividend equivalent related thereto shall be paid.
(f)Clawback/Repayment
All RPSUs shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by the Board or the Committee and is in effect from time to time and (ii) applicable law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. To the extent that the Participant is subject to the Company’s Clawback Policy, effective as of October 1, 2023, as it may be amended from time to time (the “Clawback Policy”), notwithstanding the foregoing, the Clawback Policy shall be applicable to this Agreement and any award or right granted hereunder.
(h)Detrimental Activity
Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such Participant’s outstanding Awards; or (ii) forfeiture by the Participant of any gain realized on the vesting of the Award, and repayment of any such gain promptly to the Company. For purposes of this Agreement “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or any Subsidiary; (ii) any activity that would be grounds to terminate the Participant’s employment with the Company or any Subsidiary for Cause; (iii) the Participant having engaged in a violation of any provisions of any agreement with the Company or a Subsidiary, containing covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.
(i) Certain Terminations of Employment: Walk Right
Notwithstanding anything herein to the contrary, if (i) the Participant has a Termination of Service without Cause, for Good Reason, due to death or Disability, in each case at any time from the Closing and prior to or on the 24-month anniversary of the Closing; (ii) on or prior to April 10, 2025, the Company or a Subsidiary, as applicable, delivers a notice of non-renewal of the Participant’s employment agreement to the Participant; or (iii) the Participant resigns for

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any reason during the 30 day period following the 24-month anniversary of the Closing, a Final Award equal to one hundred percent (100%) of the Target Award shall be paid to the Participant in accordance with Section 3. For purposes of this Section 8(h) “Closing” shall mean the Closing of the transaction in which Vivint Smart Home, Inc. became a wholly owned Subsidiary of the Company on March 10, 2023 (the “Merger”).
9. Definition of Cause
For purposes of this Agreement “Cause”, unless otherwise defined in a Participant’s written employment arrangement with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), means the occurrence of one or more of the following events: (i) conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; (ii) conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; (iv) breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or (v) violation of the Company’s code of conduct.
10.Committee Authority
Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or the Grant Agreement shall be determined by the Committee in its sole discretion. Any decisions by the Committee regarding the Plan or this Agreement shall be final and binding.
11. Plan Controls
The terms of this Agreement are governed by the terms of the Plan, as it exists on the Date of the Grant and as the Plan may be amended from time to time thereafter. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control.
12. Limitation on Rights; No Right to Future Grants
By entering into this Agreement, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time, as provided in the Plan; provided that, except as provided in Section 12 of the Plan, no amendment to this Agreement shall adversely affect in a material manner the Participant’s rights hereunder without his or her written consent; (b) the grant of any award hereunder is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the value of an award is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, unless expressly provided for in any such employment contract; (f) an award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant will have no entitlement to compensation or damages as a consequence of any forfeiture pursuant to Section 8; (g) the future value of the Common Stock subject to the award is unknown and cannot be predicted with certainty, (h) neither the Plan, the award nor the issuance of the shares underlying the award confers upon the Participant any right to continue in the employ or service of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate the Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at any time with or without Cause, and (i) the grant of the award will not be interpreted to form an employment relationship or contract with the Company or any Subsidiary.

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13. General Provisions
(a)Notice
Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address set forth in this Agreement. Any notices delivered electronically shall be deemed to be delivered when transmitted and receipt is confirmed. Notices delivered to the Participant in person or by mail shall be addressed to the address for the Participant in the records of the Company. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	NRG Energy, Inc. Attn: Talent 804 Carnegie Center Princeton, NJ 08450
The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.
(b)No Waiver
No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.
(c)Undertaking
The Participant hereby agrees to take whatever additional action, and execute whatever additional documents, the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the award pursuant to the express provisions of this Agreement.
(d)Entire Contract
This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.
(e)Successors and Assigns
The provisions of this Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.
(f)Securities Law Compliance
The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock underlying the RPSUs awarded under this Agreement. The Company intends to maintain this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant will not be able to transfer or sell shares of Common Stock issued pursuant to the award, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. Participant agrees that any resale of the shares of Common Stock issued pursuant to the award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the

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Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Common Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.
(g)Taxes
The Participant acknowledges that the vesting and earning of RPSUs will give rise to a withholding tax liability and that no shares of Common Stock are issuable hereunder until such withholding obligation is satisfied in full. The Participant agrees to remit to the Company the amount of any taxes required to be withheld. The Committee has specifically authorized the Participant to satisfy all or part of such tax obligation by (i) withholding the number of shares of Common Stock otherwise issuable to the Participant hereunder and/or (ii) the Participant transferring to the Company unrestricted shares of Common Stock previously owned by the Participant that have a Fair Market Value equal to the amount of the withholding to be credited. Such value shall be based on the Fair Market Value of the Common Stock as of the date the amount of tax to be withheld is determined.
(h)Governing Law
Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.
(i)Code Section 409A Compliance
To the extent that the Committee determines that the award granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of such Section, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace this award in order to cause the award to either not be subject to Section 409A of the Code or comply with the applicable provisions of such Section, provided that the Participant’s consent is required if the Committee’s action would materially adversely affect the Participant.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed as of the Date of Grant.

NRG ENERGY, INC.

/s/ Lawrence Coben

Name:	Lawrence Coben
Title:	Interim President & CEO

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EXHIBIT A

RELATIVE TOTAL SHAREHOLDER RETURN PEER GROUP MEMBERS

The companies that make up the Standard & Poors 500 Index on the first day of the Performance Period modified in accordance with the provisions of Section 2(b) of this Agreement.

2024 Vivint RPSU Agreement (EVP)
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